Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Net Income

of $1.0 Million for Second Quarter 2022

East Rutherford, NJ – November 15, 2021 – Tel-Instrument Electronics Corp. (“Tel” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $1.0 million ($0.28 per common share) on revenues of $3.6 million for the second quarter of fiscal year 2022 ended September 30, 2021.

Highlights include:

●	Revenues for the second quarter increased to $3.6 million, an 8% increase from the year-ago quarter.

●	Gross margin percentages improved 46.2% due to manufacturing efficiencies, tight cost controls, and product mix pricing.

●	Quarterly operating expenses increased 25% to $1.3 million due to higher engineering and higher profit-sharing accruals.

●	Operating income increased to $385K for the current quarter as compared to $342K in the year ago quarter.

●	Six month operating income increased to $1,151K versus $551K in the year-ago period.

●	The Company received full loan forgiveness on the $722k second draw PPP loan.

●	Net income increased to $1.0 million, or $0.28 per common share and $0.20 per share on a fully diluted basis.

●	Cash balances improved to $6.8 million, compared to $5.5 million at the start of the fiscal year.

●	Net worth improved to $6.6 million compared to $5.2 million at the start of the fiscal year.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “The Company recorded a profitable second quarter despite ongoing supply chain interruptions which have hampered our production. With the recent forgiveness of the PPP loan, we now have zero debt and a growing cash balance which has allowed us to continue our aggressive engineering programs such as the SDR/OMNI. We have started to market this product to key customers with production and deliveries expected to commence in the first quarter of calendar year 2022. We believe that this will be a strong competitor in both commercial and military markets. We were informed this week that the Lockheed Martin has lifted the stop work order on the MADL program. This will generate non-recurring engineering revenues over the next two quarters and should result in ongoing production revenues in what is essentially a new market for TIC. We are also actively working with the U.S. Navy on a “mid-life” update of our CRAFT test sets which could result in significant revenues over the next five to 10 years. We also continue to invest in our market leading Mode 5 products and successfully demonstrated new Mode 5 Level 2B test capabilities at an international military test event. This new Mode 5 capability could potentially lead to future software upgrades of all of our Mode 5 test sets in the field.

With respect to the Aeroflex litigation, we continue to believe that we have strong grounds for the award to be vacated or reduced. The appeal process has been delayed due to the COVID-19 pandemic, but we expect a decision within the next 12 months.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp.
(201) 933-1600